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                                                                     Exhibit 1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          SCHEIN PHARMACEUTICAL, INC.,

                             SM ACQUIRING CO., INC.

                                       AND

                           MARSAM PHARMACEUTICALS INC.





                               Dated July 28, 1995

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.   The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Company Actions. . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.3  Stockholder Lists. . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.4  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

2.   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.2  Consummation of the Merger . . . . . . . . . . . . . . . . . . . .   5
     2.3  Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . .   5
     2.4  Certificate of Incorporation and By-laws . . . . . . . . . . . . .   5
     2.5  Directors and Officers . . . . . . . . . . . . . . . . . . . . . .   6
     2.6  Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . .   6
     2.7  Conversion of Common Stock of the Sub. . . . . . . . . . . . . . .   6
     2.8  Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . .   6
     2.9  Merger Without Meeting of Stockholders . . . . . . . . . . . . . .   6
     2.10 Withholding Taxes. . . . . . . . . . . . . . . . . . . . . . . . .   7

3.   Dissenting Shares; Payment For Shares; Options. . . . . . . . . . . . .   7
     3.1  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.2  Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.3  Closing of the Company's Transfer Books. . . . . . . . . . . . . .   9
     3.4  Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

4.   Representations and Warranties of the Company . . . . . . . . . . . . .   9
     4.1  Organization and Qualification . . . . . . . . . . . . . . . . . .   9
     4.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.3  Authority for this Agreement . . . . . . . . . . . . . . . . . . .  11
     4.4  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . .  12
     4.5  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.6  Consents and Approvals; No Violation . . . . . . . . . . . . . . .  13
     4.7  Regulatory Compliance. . . . . . . . . . . . . . . . . . . . . . .  13
     4.8  Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . .  14
     4.9  Litigation, etc. . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.10  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.11  Compliance with Law . . . . . . . . . . . . . . . . . . . . . . .  18
     4.12  Environmental Compliance. . . . . . . . . . . . . . . . . . . . .  18
     4.13  Delaware Takeover Statute Inapplicable. . . . . . . . . . . . . .  19
     4.14  Required Vote of Company Stockholders . . . . . . . . . . . . . .  20
     4.15  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

5.   Representations and Warranties of the Parent and Sub. . . . . . . . . .  20
     5.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.2  Authority for this Agreement . . . . . . . . . . . . . . . . . . .  20
     5.3  Consents and Approvals; No Violation . . . . . . . . . . . . . . .  21
     5.4  Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.5  Interim Operations of Sub. . . . . . . . . . . . . . . . . . . . .  21
     5.6  FDA Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.7  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

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6.   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.1  Conduct of Business of the Company . . . . . . . . . . . . . . . .  22
     6.2  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.3  Access to Information. . . . . . . . . . . . . . . . . . . . . . .  25
     6.4  Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.5  Indemnification; Directors' and Officers' Insurance. . . . . . . .  26
     6.6  State Takeover Statutes. . . . . . . . . . . . . . . . . . . . . .  27
     6.7  Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.8  Notification of Certain Matters. . . . . . . . . . . . . . . . . .  28
     6.9  Compliance with ISRA . . . . . . . . . . . . . . . . . . . . . . .  28
     6.10  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.11  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . .  28

8.   Termination; Amendment; Waiver. . . . . . . . . . . . . . . . . . . . .  29
     8.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .  30
     8.3  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     8.4  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . .  31

9.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     9.1  Representations and Warranties . . . . . . . . . . . . . . . . . .  31
     9.2  Enforcement of the Agreement . . . . . . . . . . . . . . . . . . .  31
     9.3  Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.5  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.6  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.7  Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . .  33
     9.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.9  Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . .  34
     9.10  Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . .  34
     9.11  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  34

EXHIBIT A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

                                       ii

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                          AGREEMENT AND PLAN OF MERGER

                               DATED JULY 28, 1995

          The parties to this agreement and plan of merger are Schein Pharmaceutical, Inc., a Delaware corporation (the "Parent"), SM Acquiring Co., Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Sub"), and Marsam Pharmaceuticals Inc., a Delaware corporation (the "Company").

          The board of directors of each of the Parent, the Sub and the Company has determined it is in the best interests of its stockholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth in this agreement.

          Accordingly, the parties agree as follows:

1.   THE OFFER

     1.1  THE OFFER.

          (a) Provided this agreement shall not have been terminated in accordance with section 8.1, promptly (but in no event later than five business days following the public announcement of the terms of this agreement), the Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")), or cause the Sub to commence, an offer to purchase all the outstanding shares of common stock of the Company, par value $.01 per share (the "Shares"), at a price of $21.00 per Share, net to the seller in cash (the "Offer"). The obligation to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to those conditions set forth in exhibit A. The Company agrees that no Shares held by the Company or any of its subsidiaries shall be tendered to the Parent or the Sub pursuant to the Offer. Neither the Parent nor the Sub shall, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer, except the Parent or the Sub, as applicable, in its sole discretion may waive any condition to the Offer, other than the condition set forth in clause (1) of exhibit A, which may not be waived without the Company's prior written consent, or (v) make any other change in the terms of the Offer adverse to the holders of the Shares. The Parent or the Sub, as applicable, agrees that, subject to the terms and conditions of the Offer and this agreement, it will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer. The Offer shall initially provide that the Offer shall expire 20 business days after it is commenced or on September 1, 1995, whichever is later. The Parent or the Sub, as applicable, may extend the Offer in accordance with applicable law, but if the conditions set forth in exhibit A are satisfied as of the then scheduled expiration date of the Offer, the Offer may be extended only with the prior written consent of the Company or as required by law; provided that the Parent or the Sub, as applicable, may, without the consent of the Company, extend the Offer on one occasion for a period not to exceed 10 business days, if the number of Shares tendered, together with any Shares beneficially owned by the Parent or the Sub, is less than 90% of the Shares outstanding on the scheduled expiration date of the Offer. If the conditions set forth in exhibit A are not satisfied or, to the extent permitted by this agreement, waived by the Parent or the Sub, as applicable, as of the scheduled expiration date, the Parent or the Sub, as applicable, shall extend the Offer from time to time until the earliest of the consummation of the Offer, November 30, 1995 (provided, that neither the Parent nor the Sub shall be obligated to make any such extension, if, in the reasonable belief of the Parent or the Sub, as applicable, all such conditions are not capable of being satisfied by that date) or the termination of this agreement. Any individual extension of the Offer shall be for a period of no more than 10 business days.

          (b) On the date of commencement of the Offer, the Parent or the Sub, as applicable, shall file or cause to be filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments, the "Schedule 14D-1") with respect to the Offer, which shall contain the Offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, with any supplements or amendments, the "Offer Documents"). The Parent or the Sub, as applicable, shall disseminate the Offer Documents to holders of the Shares. Each of the Parent or the Sub, as applicable, and the Company agrees promptly to correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect, and the Parent and the Sub shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by law. The Company and its counsel shall have a reasonable opportunity to review and comment on the Offer Documents prior to the filing of the respective Offer Documents with the SEC. The Parent or the Sub, as applicable, shall provide the Company and its counsel with any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations under the Exchange Act. The Parent and the Sub agree that none of the information in the Offer Documents or any related schedule required to be filed with the SEC or in any related amendment shall, on the date of filing with the SEC or on the date first published, sent or given to stockholders of

                                        2

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the Company, as the case may be, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (but excluding statements made in any of the foregoing documents based on information supplied by the Company specifically for inclusion therein). The Parent and the Sub agree that none of the information supplied by the Parent or the Sub or any of their affiliates specifically for inclusion in the Proxy Statement (as defined in section 1.2) or
Schedule 14D-9 (as defined in section 1.2) or any related amendment shall, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting (as defined in section 2.8), contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     1.2 COMPANY ACTIONS. The Company consents to the Offer and represents and warrants that, subject to the terms and conditions set forth in this agreement,
(a) its board of directors (at a meeting duly called and held) has (i) determined that the Offer and Merger (as defined in section 2.1) are fair to and in the best interests of the stockholders of the Company, (ii) resolved to recommend acceptance of the Offer and approval and adoption of this agreement by stockholders of the Company, (iii) taken all necessary steps to render section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to the Merger and (iv) resolved to elect not to be subject, to the extent permitted by law, to any state takeover law other than section 203 of the DGCL that may purport to be applicable to the Offer, the Merger or the transactions contemplated by this agreement and (b) Bear, Stearns & Co. Inc., the Company's independent financial advisor, has advised the Company's board of directors that, in the opinion of Bear, Stearns & Co. Inc., the consideration to be paid to the Company's stockholders in the Offer and Merger is fair, from a financial point of view, to those stockholders. As promptly as practicable after commencement of the Offer, the Company shall, subject to the terms and conditions set forth in this agreement, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations of its board of directors in favor of the Offer and Merger and shall permit the inclusion in the Offer Documents of such recommendations, in each case subject to the fiduciary duties of the board of directors of the Company as advised by outside counsel. The Company, the Parent and the Sub shall promptly correct any information provided by them for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by law. The Parent and its counsel shall

                                        3

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have a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide the Parent and its counsel with any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt. The Company agrees that neither the Schedule 14D-9, nor any related amendments nor any information supplied by the Company specifically for inclusion in the Offer Documents or the Proxy Statement (but excluding statements made in any of the foregoing documents based on information supplied by the Parent or Sub or any of their affiliates specifically for inclusion therein) shall, at the respective times the Schedule 14D-9 or Offer Documents are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be distributed to stockholders in connection with the Merger (including any supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement".

     1.3 STOCKHOLDER LISTS. In connection with the Offer, the Company shall promptly furnish the Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish the Sub with such information and assistance as the Sub or its agents may reasonably request in communicating the Offer to the record and beneficial stockholders of the Company. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and Merger, the Parent and Sub and their affiliates and associates shall hold in confidence such listings and other information, shall use such information only in connection with the Offer and Merger and, if this agreement is terminated in accordance with its terms, shall deliver to the Company all copies of all such information (and extracts or summaries of such information) then in their or their agents' or advisors' possession.

     1.4  DIRECTORS

          (a) Promptly upon the purchase by the Parent or the Sub, as applicable, pursuant to the Offer of a number of Shares that represents at least a majority of the outstanding Shares on

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a fully-diluted basis and from time to time thereafter, the parties shall, subject to the provisions of section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act, promptly use all reasonable efforts necessary to cause the persons listed on schedule 2.5 to comprise the entire board of directors of the Company. The date on which such persons first comprise the Company's board of directors is referred to as the "Control Date".

          (b) From and after the Control Date and prior to the Effective Time and as long as there is at least one director who is designated as a "Continuing Director" on schedule 2.5 (a "Continuing Director" and, collectively, the "Continuing Directors"), if requested by a majority of the Continuing Directors, all other directors shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to authorize, any termination of this agreement by the Company, any amendment of this agreement requiring action by the board of directors of the Company, any extension of time for the performance of any obligation or other act of the Parent or the Sub under this agreement and any waiver of compliance with any provision of this agreement for the benefit of the Company.


2.   THE MERGER

     2.1 THE MERGER. Upon the terms of this agreement and subject to the provisions of the DGCL, the Parent shall transfer to the Sub all Shares held by it, and the Sub shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in section 7. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name "Marsam Pharmaceuticals Inc." and shall continue its existence under the law of Delaware. At the Effective Time, the separate corporate existence of the Sub shall cease.

     2.2 CONSUMMATION OF THE MERGER. Subject to the provisions of this agreement, the parties shall cause the Merger to be consummated by filing with the secretary of state of the state of Delaware a duly executed and verified certificate of merger, and shall take all other action required by law to effect the Merger. Prior to the filing referred to in this section, a closing (the "Closing") shall be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York (or such other place as the parties may agree) for the purpose of completing the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time".

     2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL and this agreement.

     2.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Sub, as in effect on the date of this agreement, shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation; PROVIDED, HOWEVER, that section 1 of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "Section 1. The name of the Corporation is Marsam Pharmaceuticals Inc."

     2.5 DIRECTORS AND OFFICERS. The persons listed on schedule 2.5 and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected and qualified.

     2.6 CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, the Sub or any subsidiary of the Parent or Sub or held in the treasury of the Company, all of which shall be cancelled, and other than Dissenting Shares (as defined in section 3.1)) shall, by virtue of the Merger and without any action on the part of the Parent, the Sub, the Company or the holder, be converted into the right to receive in cash an amount per Share (subject to any applicable withholding tax, as specified in section 2.10) equal to the highest price per share payable in the Offer, without interest (the "Merger Consideration"), upon the surrender of the certificate representing the Share in accordance with section 3.2.

     2.7 CONVERSION OF COMMON STOCK OF THE SUB. Each share of common stock, par value $.01, of the Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, the Sub or the Company, be converted into and become one share of common stock of the Surviving Corporation.

     2.8 STOCKHOLDERS' MEETING. Unless the Merger is consummated in accordance with section 253 of the DGCL as contemplated by section 2.9, and subject to applicable law, the Company, acting through its board of directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon the agreement of merger (within the meaning of section 251 of the DGCL) set forth in this agreement; and, subject to the fiduciary duties of its board of directors under applicable law as advised by outside counsel, the Company shall include in the Proxy Statement the recommendation of its board of directors that stockholders of the Company vote in favor of the approval and adoption of the agreement of merger set forth in this agreement. The Parent and the Sub agree that, at the Special Meeting, all the Shares acquired pursuant to the Offer or otherwise by the

Parent or Sub or any of their affiliates shall be voted in favor of the approval and adoption of the agreement of merger set forth in this agreement.

     2.9 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding section 2.8, if the Parent, directly or indirectly through the Sub or any other subsidiary, acquires at least 90 percent of the outstanding Shares, each of the Parent, the Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with section 253 of the DGCL.

     2.10 WITHHOLDING TAXES. If so specified in the Offer Documents, the Parent and Sub shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Options pursuant to the Offer or Merger such amounts as are required under section 3406 of the Internal Revenue Code of 1986 (the "Code"). To the extent amounts are so withheld by the Parent or Sub, the withheld amounts shall be treated for all purposes of this agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made by the Parent or Sub, in the circumstances described in the Offer Documents.


3.   DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

     3.1 DISSENTING SHARES. Notwithstanding anything in this agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by any stockholder who did not vote in favor of the Merger and comply with section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost that right, that holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest. The Company shall give the Parent or the Sub, as applicable, (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent or the Sub, as applicable, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

     3.2  PAYMENT FOR SHARES

          (a) Prior to the Effective Time, the Parent shall cause the Sub to deposit with Chemical Bank (or another bank or trust company reasonably satisfactory to the Company) (the "Paying Agent") sufficient funds to make the payments pursuant to section 2.6 on a timely basis to holders of Shares issued and outstanding immediately prior to the Effective Time (such funds, the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any purpose, except as provided in this agreement.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of Shares, as of the Effective Time, a form of letter of transmittal, the form and content of which shall be reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent), and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with the letter of transmittal duly executed, the holder of the Certificate shall be paid cash in an amount (subject to any applicable withholding tax, as specified in section 2.10) equal to the product of the number of Shares represented by the Certificate and the Merger Consideration, and the Certificate shall be cancelled. No interest shall be paid or accrued on the cash payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with this section 3.2, each Certificate (other than Certificates representing Shares owned by the Parent or Sub or any of their subsidiaries, and Dissenting Shares) shall represent for all purposes solely the right to receive in cash an amount equal to the product of the Merger Consideration and the number of Shares evidenced by the Certificate, without interest.

          (c) Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with section 3.1 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their claim for the Merger Consideration per Share, without interest. Neither the Parent, the Sub nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.3 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this section 3, subject to applicable law in the case of Dissenting Shares.

     3.4 OPTIONS. Upon the consummation of the Offer, the Parent or the Sub, as applicable, shall pay each holder of a then outstanding option to purchase Shares under the Company's 1986 Stock Option Plan, 1993 Stock Option Plan or 1995 Stock Purchase Plan (collectively, the "Stock Option Plans"), whether or not then exercisable (collectively, the "Options"), in settlement of the Options, for each Share subject to an Option, an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of that Option (that amount, the "Option Consideration"); PROVIDED, HOWEVER, that with respect to any person subject to section 16 of the Exchange Act, any such amount shall be paid by the Surviving Corporation as soon as practicable after the first date payment can be made without liability to that person under section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Option shall be cancelled. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Option. Prior to the Effective Time, the Company shall use all reasonable efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all other action necessary to give effect to the transactions contemplated by this section 3.4. Except as otherwise agreed by the parties, (a) all Stock Option Plans shall terminate as of the Effective Time and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company shall be cancelled as of the Effective Time, and (b) the Company shall take all reasonable action to ensure that, after the Effective Time, no person shall have any right under any Stock Option Plan (or any option granted under any Stock Option
Plan) or other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any direct or indirect subsidiary of either.


4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Parent and Sub as follows:

     4.1 ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries is a duly organized and validly existing corporation in good standing under the law of its jurisdiction of incorporation, with the corporate power and authority to own its properties and conduct its business as now being conducted, and is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect (as defined in section 9.9). The Company has made available to the Parent accurate and complete copies of the certificates of incorporation and by-laws as currently in effect of the Company and each of its subsidiaries.

     4.2  CAPITALIZATION

          (a) The authorized capital stock of the Company consists of 30,000,000 Shares and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of the close of business on July 26, 1995, 11,084,137 Shares were issued and outstanding; no shares of Preferred Stock were issued or outstanding; no Shares were held in the Company's treasury; and there were outstanding Options to purchase an aggregate of 1,166,649 Shares under the Company's Stock Option Plans (copies of which have previously been furnished to the Parent). Since July 26, 1995, the Company (i) has not issued any Shares, other than upon the exercise of Options then outstanding, (ii) has not granted any options or rights to purchase Shares (under the Company's Stock Option Plans or otherwise) and (iii) has not split, combined or reclassified any of its shares of capital stock. All the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except as set forth in this section 4.2 or in section 4.2(a) of the disclosure letter dated the date of this agreement and delivered by the Company to the Parent prior to the execution of this agreement setting forth certain matters referred to in this agreement (the "Disclosure Letter"), there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, rights or other agreements or commitments to acquire from the

Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii), collectively, the "Company Securities"). Except as set forth in section 4.2(a) of the Disclosure Letter, there are no outstanding obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any Company Securities and there are no other outstanding stock related awards. Except as set forth in section 4.2(a) of the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

          (b) Except as set forth in section 4.2(b) of the Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance, and there are no irrevocable proxies with respect to any such shares. Except as set forth in section 4.2(b) of the Disclosure Letter, there are no outstanding
(i) securities of the Company or any subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any subsidiary, or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its subsidiaries, or other obligations of the Company or any of its subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i) and (ii), collectively, the "Subsidiary Securities"). Except as set forth in section 4.2(b) of the Disclosure Letter, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     4.3 AUTHORITY FOR THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated by this agreement. The execution and delivery of this agreement by the Company and the consummation by the Company of the transactions contemplated by this agreement have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this agreement or to consummate the transactions so contemplated (other than the approval and adoption of the agreement of merger (within the meaning of section 251 of the DGCL) in this agreement by the holders of a majority of the Shares prior to the consummation of the Merger, if required by applicable law). This agreement has been duly and validly executed and delivered by the Company and, assuming this agreement constitutes the valid and binding obligation of each of the Parent and Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

     4.4 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Reports (as defined in section 4.5) or in section 4.4 of the Disclosure Letter, since March 31, 1995: (a) the Company and its subsidiaries have not suffered any Material Adverse Effect, (b) the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except in connection with the negotiation and execution and delivery of this agreement and the exploration of other alternative transactions, and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company or any of its subsidiaries; (ii) any entry into any written employment agreement (other than the agreements identified in section 4.4 of the Disclosure Letter that are being entered into contemporaneously with this agreement) with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment pursuant to arrangements set forth in section 4.4 of the Disclosure Letter) of compensation payable or to become payable by the Company or any of its subsidiaries to, their respective directors or officers; (iii) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business or as required by law or as necessary to maintain tax-qualified status; or (iv) any action by the Company that, if taken after the date of this agreement, would constitute a breach of section 6.1.

     4.5  REPORTS

          (a) The Company has filed with the SEC all forms, reports and documents required to be filed by it pursuant to applicable law since January 1, 1994, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules under the Exchange Act. True and correct copies of all filings made by the Company with the SEC since January 1, 1994 (the "SEC Reports"), whether or not required under applicable law, rules and regulations and including any registration statement filed by the Company under the Securities Act of 1933, have been furnished to the Parent. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference in the SEC Reports, at the time filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except to the extent set forth in those financial statements, including the notes, if any) and present fairly in all material respects the consolidated financial position of the Company as of their respective dates, and the consolidated results of operations and changes in financial condition and cash flows for the periods presented, subject, in the case of the unaudited interim financial statements, to normal, recurring, year-end adjustments.

     4.6 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this agreement by the Company nor the consummation of the transactions contemplated by this agreement will, except as disclosed in section
4.6 of the Disclosure Letter, (a) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws (or other similar governing documents) of the Company or any of its subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) pursuant to the Exchange Act, (iii) the filing of a certificate of merger pursuant to the DGCL, (iv) any applicable filings under state securities, or "Blue Sky", laws or state anti-takeover laws, [(v) consents, approvals, authorizations or filings under laws of jurisdictions outside the United States (E.G., Canada),] or (vi) filings with the New Jersey Department of Environmental Protection (the "NJDEP") pursuant to the New Jersey Industrial Site Recovery Act ("ISRA"); (c) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or subsidiaries may be bound; or (d) violate in any material respect any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or by which any material portion of their respective assets are bound.

     4.7  REGULATORY COMPLIANCE.  Section 4.7 of the Disclosure Letter lists:
(a) each product manufactured, marketed, sold or licensed by the Company (the "Pharmaceutical Products") as of the date of this agreement; (b) (i) all Pharmaceutical Products that have been recalled, withdrawn or suspended by the Company (whether voluntarily or otherwise) since January 1, 1990, and all (ii) proceedings of which the Company is aware (whether completed or pending at any time since January 1, 1990) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product; (c) each of the Company's New Drug Applications ("NDAs"), Investigatory New Drug Applications ("INDAs") or Abbreviated New Drug Applications ("ANDAs"); (d) (i) all Form 483s, (ii) all EIRs, (iii) all Notices of Adverse Findings and (iv) all warning or other letters from the United States Food and Drug Administration (the "FDA") or Drug Enforcement Agency (the "DEA") in which the FDA or DEA asserted that the operations of the Company may not be in compliance with applicable law and regulations, in each case received by the Company from the FDA or DEA since January 1, 1990 and the response of the Company to each such notice from the FDA or DEA; and (e) all Adverse Reaction Reports filed by the Company with the FDA since January 1, 1990.

     4.8  EMPLOYEE BENEFIT MATTERS

          (a) For purposes of this agreement, the term "Plan" refers to the following maintained by the Company, any of its subsidiaries or any entity that would be deemed a "single employer" with the Company under section 414(b), (c),
(m) or (o) of the Code or section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA") (an "ERISA Affiliate") on behalf of any employee of the Company (whether current, former or retired) or their beneficiaries, any "employee benefit plan" (within the meaning of section 3(3) of ERISA), or any other plan, program, agreement or commitment, an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan. Section 4.8(a) of the Disclosure Letter lists each Plan.

          (b) Neither the Company nor any of the ERISA Affiliates nor any of their respective predecessors has ever contributed to or contributes to, or otherwise participated in or participates in any "multiemployer plan" (within the meaning of section 4001(a)(3) of ERISA or section 414(f) of the Code), any single employer pension plan (within the meaning of section 4001(a)(15) of ERISA) that is subject to sections 4063 and 4064 of ERISA or any plan that is subject to Title IV of ERISA or section 412 of the Code.

          (c) The Company, each ERISA Affiliate, each Plan and each "plan sponsor" (within the meaning of section 3(16) of ERISA) of each "welfare benefit plan" (within the meaning of section 3(1) of ERISA) has complied in all respects with the requirements of section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, except for a failure or failures to comply that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (d) With respect to each of the Plans set forth in section 4.08 of the Disclosure Letter:

               (i) each Plan intended to qualify under section 401(a) of the Code has been qualified since its inception and has received a determination letter from the IRS to the effect that the Plan is qualified under section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under section 501 of the Code and nothing has occurred that would cause the loss of such qualification or exemption or the imposition of any material penalty or tax liability upon the Company or any of its subsidiaries; the Company or an ERISA Affiliate, as the case may be, has applied, or prior to the end of the remedial amendment period, as defined under Treasury Regulation section 1.401(b) and as modified by Internal Revenue Service pronouncements, will apply, for a determination letter from the Internal Revenue Service pursuant to Revenue Procedure 93-39, for each Plan intended to qualify under section 401(a) of the Code;

               (ii) no event has occurred in connection with which the Company, any of its subsidiaries or any ERISA Affiliate could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan, including, without limitation, section 406, 409, 502(i) or 502(l) of ERISA, or section 4975 of the Code; and

               (iii) each material Plan complies in all material respects with the applicable requirements of ERISA and the Code.

          (e)  The Company has furnished the Parent, with respect to each Plan:

               (i) a copy of the annual report, if required by ERISA to be prepared, with respect to the Plan for each of the last two years, together with a copy of the financial statements for each Plan for each of the last two years, if required by ERISA to be prepared;

               (ii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications thereto, required under ERISA with respect to the Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its subsidiaries is a party, a true and complete copy of the Plan; and

               (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest related financial statements, if any.

          (f) Except as disclosed in section 4.8(f) of the Disclosure Letter or in the SEC Reports, neither the Company nor any of its subsidiaries has any announced plan or commitment to create any additional Plans or, except in the ordinary course of business in accordance with its customary practices or as required by law or as necessary to maintain tax-qualified status, to amend or modify any Plan.

          (g) Except as disclosed in section 4.8(g) of the Disclosure Letter or in the SEC Reports, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement.

          (h) Except as disclosed in section 4.8(h) of the Disclosure Letter, the consummation of the transactions contemplated by this agreement will not give rise to any liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current, former, or retired employee or their beneficiaries solely by reason of such transactions. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

          (i) Except as disclosed in section 4.8(i) of the Disclosure Letter, neither the Company nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under section 4980B of the Code, the Federal Social Security Act or a plan qualified under section 401(a) of the Code) to any current or future retiree or terminee.

     4.9 LITIGATION, ETC. Except as set forth in section 4.9 of the Disclosure Letter or as disclosed in the SEC Reports, there is no claim, action, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries or in respect of any Plan before any court or governmental or regulatory authority that, individually or in the aggregate, (a) could reasonably be expected to have a Material Adverse Effect or (b) has had or could reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this agreement or in any manner challenges or seeks to prevent, enjoin or delay the Offer or Merger.

     4.10  TAX MATTERS

          (a) Except as set forth in section 4.10(a) of the Disclosure Letter or in the SEC Reports:

          (i) All returns and reports relating to income, franchise and all material other Taxes (as defined in section 9.9) required to be filed with respect to each of the Company and its subsidiaries or any of their income, properties or operations have been duly filed in a timely manner (taking into account all extensions of due dates), and, to the knowledge of the Company, all information in such returns, declarations and reports is true, correct and complete in all material respects. All taxes attributable to each of the Company and its subsidiaries that were shown to be due and payable on such returns and reports have been paid.

         (ii) Adequate provisions in accordance with United States generally accepted accounting principles consistently applied have been made in the consolidated financial statements included in the SEC Reports for the payment of all material Taxes for which any of the Company or its subsidiaries may be liable for the periods covered by those financial statements that were not yet due and payable as of the dates of those financial statements, regardless of whether the liability for those Taxes is disputed.

        (iii) There is no claim or assessment pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries for any alleged material deficiency in income, franchise or other Taxes attributable to the Company or any of its subsidiaries.

         (iv) Each of the Company and its subsidiaries has satisfied in all material respects for all periods all applicable withholding Tax requirements (including, without limitation, income, social security and employment tax withholding for all types of compensation).

          (v) No consent has been filed relating to the Company or any of its subsidiaries pursuant to section 341(f) of the Code.

         (vi) There is no contract, agreement or intercompany account system under which the Company or any of its subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or its subsidiaries is or was a part.

        (vii) The Company has furnished the Parent complete and accurate copies of all income and franchise Tax returns, and all related amendments, filed by or on behalf of the Company or any of its subsidiaries or any member of a group of corporations including the Company or any of its subsidiaries for the taxable years 1990 through 1993.

          (b) Except as set forth in section 4.10(b) of the Disclosure Letter, there are no agreements in effect to extend the period of limitations for the assessment or collection of any income, franchise or material other Tax for which the Company or any of its subsidiaries may be liable.

     4.11 COMPLIANCE WITH LAW. Except as set forth in section 4.11 of the Disclosure Letter or in the SEC Reports, to the knowledge of the Company, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, except where such conflicts, defaults or violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     4.12  ENVIRONMENTAL COMPLIANCE

          (a) Except as set forth in section 4.12(a) of the Disclosure Letter or in the SEC Reports, to the knowledge of the Company:

          (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, except where non-compliance, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

         (ii) the Company and each of its subsidiaries possess all permits, licenses, approvals and other authorizations ("Authorizations") that are required with respect to their businesses, properties or assets under applicable Environmental Laws, have timely filed applications for or complied with any applicable requirements for renewal of all such Authorizations and are in compliance with all terms and conditions of such Authorizations, except where the absence of such Authorizations or the failure to comply with any terms or conditions of such Authorizations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

        (iii) neither the Company nor any of its subsidiaries nor any predecessor in interest has been adjudged to have liability that has not been satisfied or has received written notice of any potential material liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or under the federal Resource Conservation and Recovery Act ("RCRA") or under any other Environmental Law that imposes remedial response or corrective action obligations, natural resource damages, remedial response obligations or corrective action obligations with respect to any property presently or previously owned, leased or operated by the Company or any of its subsidiaries, or with respect to any property not presently or previously owned, leased or operated by the Company or any of its subsidiaries at which the Company may have disposed or arranged for disposal of Hazardous Substances; and

         (iv) neither the Company nor any of its subsidiaries has any liability under any Environmental Law or is subject to any pending or threatened claim, litigation or unsatisfied judgment under any Environmental Law, except for such liabilities that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b)  For purposes of this agreement:

          (i) "Environmental Laws" means the common law and all federal, state, local and foreign laws or regulations, and including codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or previously in effect, relating to pollution or protection of human health and safety or the environment, including laws relating to:

               (1) the emission, discharge, release or threatened release into the environment of any Hazardous Substance;

               (2) the manufacture, processing, distribution, labeling, reporting, use, generation, treatment, storage, re-use, recycling, disposal, transport or handling of Hazardous Substances;

               (3) underground storage tanks and related piping and emissions, discharges, releases or threatened releases therefrom; or

               (4) exposure of persons, including employees, to any Hazardous Substance; and

         (ii) "Hazardous Substance" means any substance subject to the OSHA Hazard Communication Rule, or any similar applicable state law or regulation, any substance defined as a hazardous substance under CERCLA or any substance listed as a hazardous waste under RCRA, and including, to the extent not encompassed within the foregoing, polychlorinated biphenyls, asbestos containing materials and petroleum, including crude oil or any fraction thereof.

     4.13 DELAWARE TAKEOVER STATUTE INAPPLICABLE. The board of directors of the Company has approved the transactions contemplated by this agreement and the stockholders agreement dated this date among the Parent and certain stockholders of the Company upon the terms specified in this agreement and in that agreement, which will result in each of the Parent and Sub becoming an "interested stockholder", within the meaning of section 203(a)(1) of the DGCL.

     4.14 REQUIRED VOTE OF COMPANY STOCKHOLDERS. Unless the Merger is consummated in accordance with section 253 of the DGCL as contemplated by section 2.9, the only vote of the stockholders of the Company required to approve and adopt the plan of merger in this agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the stockholders of the Company is required by law, the certificate of incorporation or the by-laws of the Company or otherwise to adopt the agreement of merger in this agreement and approve the Merger.

     4.15 BROKERS. No broker, finder or other investment banker (other than Bear, Stearns & Co. Inc.) is entitled to receive any brokerage, finder's or other fee or commission in connection with this agreement or the transactions contemplated by this agreement based upon agreements made by or on behalf of the Company.

5. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUB. The Parent and Sub represent and warrant to the Company as follows:

     5.1 ORGANIZATION. Each of the Parent and Sub is a duly organized and validly existing corporation in good standing under the law of the state of Delaware, with all requisite corporate power and authority to own its properties and conduct its business. All the issued and outstanding capital stock of the Sub is owned directly by the Parent.

     5.2 AUTHORITY FOR THIS AGREEMENT. Each of the Parent and Sub has full corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated by this agreement. The execution and delivery of this agreement by the Parent and Sub and the consummation by the Parent and Sub of the transactions contemplated by this agreement have been duly and validly authorized by the board of directors and stockholders of the Parent and Sub and no other corporate proceedings on the part of the Parent or Sub are necessary to authorize this agreement, or to commence the Offer or to consummate the transactions contemplated by this agreement (including the Offer). This agreement has been duly and validly executed and delivered by the Parent and Sub and, assuming this agreement constitutes a valid and binding obligation of the Company, this agreement constitutes the valid and binding agreement of each of the Parent and Sub, enforceable against each of the Parent and Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

     5.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this agreement by the Parent or Sub nor the consummation of the transactions contemplated by this agreement will (a) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of the Parent, the Sub or any of their subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the HSR Act, (ii) pursuant to the Exchange Act, (iii) the filing of a certificate of merger pursuant to the DGCL, (iv) any applicable filings under state securities, or "Blue Sky", laws or state anti-takeover laws, (v) consents, approvals, authorizations or filings under laws of jurisdictions outside the United States, or (vi) filings with the NJDEP pursuant to ISRA; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Parent or Sub is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not materially and adversely affect the ability of the Parent or Sub to consummate the transactions contemplated by this agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent, the Sub or any of their respective assets, except for violations that would not materially adversely affect the ability of the Parent or Sub to consummate the transactions contemplated by this agreement.

     5.4 FINANCING. The Parent has furnished the Company a true and correct copy of the written commitment letter dated June 6, 1995 of Chemical Bank with respect to financing to purchase Shares pursuant to the Offer and Merger and to pay related fees and expenses, which agreement is in full force and effect as of the date of this agreement. Subject to the terms and conditions of this agreement, the Parent agrees to provide Sub access to funds to the extent necessary to enable the Parent and Sub to satisfy their obligations to purchase the Shares under the Offer and Merger.

     5.5 INTERIM OPERATIONS OF SUB. The Sub was formed solely for the purpose of engaging in the transactions contemplated by this agreement, and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this agreement.

     5.6 FDA MATTERS. Neither the Parent, its subsidiaries, affiliates nor their respective officers, employees or agents has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b).

     5.7 BROKERS. No broker, finder or other investment banker (other than Tanner & Co., Inc.) is entitled to any brokerage, finder's or other similar fee or commission in connection with this agreement or the transactions contemplated by this agreement based upon agreements made by or on behalf of the Parent or Sub.


6.   COVENANTS

     6.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this agreement, from the date of this agreement to the Control Date, the Company shall, and shall cause its subsidiaries to, conduct its and their operations in the ordinary course and consistent with past practice and use all reasonable efforts to preserve intact their business organizations and to maintain existing relationships with those having significant business relationships with them. Without limiting the foregoing and except as contemplated by this agreement, during the period specified in the preceding sentence, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of the Parent (not to be unreasonably withheld), (a) except for issuances of capital stock of the Company's subsidiaries to the Company or to a wholly-owned subsidiary of the Company, issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class (including the Shares) or any other ownership interest in any of its subsidiaries, or securities convertible into or exchangeable for any such shares or ownership interest or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or other convertible or exchangeable securities, or grant or accelerate any right to convert or exchange any securities for any such shares (including the Shares) or ownership interest, other than Shares issuable upon exercise of the Options, or
(ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of this agreement; (b) otherwise acquire or redeem, directly or indirectly, any of its outstanding securities (including the Shares); (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of capital stock of the Company or any of its subsidiaries (other than cash dividends paid to the Company by its wholly-owned subsidiaries); (d) make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case other than in the ordinary course of business and in circumstances not requiring approval of its board of directors; (e) incur or assume any debt for borrowed money (other than short-term debt pursuant to existing credit facilities); (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (except wholly-owned subsidiaries of the Company), except in the ordinary course of business; (g) make any loans, advances or capital contributions to, or investments in, any other person (except wholly-owned subsidiaries of the Company), in each case other than in the ordinary course of business; (h) change any of the accounting principles or practices used by it or any of its subsidiaries, except as required by the SEC or by United States generally accepted accounting principles; (i) make any tax election not required by law or settle or compromise any federal, state or local income tax liability, in each case that is material to the Company and its subsidiaries taken as a whole; (j) adopt any amendments to its certificate of incorporation or by-laws; (k) grant any stock related or performance awards; (l) forgive any loans to employees, officers or directors of more than $10,000 with respect to any particular individual; (m) enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees other than as contemplated by this agreement; (n) adopt, amend or terminate any material employee benefit plan, except in the ordinary course of business or as required by law or as necessary to maintain tax qualified status; or (o) agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this agreement untrue or incorrect in any material respect as of the date when made or as of a future date or otherwise would result in any of the conditions set forth in exhibit A not being satisfied.

     6.2  NO SOLICITATION

          (a) Until the termination of this agreement, the Company shall not, and shall not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries), to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its or their officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action; PROVIDED, HOWEVER, that nothing in this agreement shall prohibit the board of directors of the Company from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person or entity that (a) has made inquiries or proposals prior to the date of this agreement regarding an Acquisition Proposal or (b) makes an unsolicited Acquisition Proposal, if the board of directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the board of directors of the Company to comply with its fiduciary duties to stockholders under applicable law and, prior to taking such action, the Company (i) provides reasonable notice to the Parent to the effect that it is taking such action (unless the board of directors of the Company determines in good faith after consultation with and based upon the advice of independent legal counsel that giving such notice would breach the fiduciary duties of the board in connection with an Acquisition Proposal that is more favorable to the stockholders of the Company than the Offer and the Merger (a "Superior Proposal")) and (ii) receives from such person or entity an executed confidentiality agreement in reasonably customary form. The Company shall use reasonable efforts to keep the Parent informed of the status of any such Acquisition Proposal (unless the board of directors of the Company determines in good faith after consultation with and based upon the advice of independent legal counsel that keeping the Parent so informed would breach the fiduciary duties of the board in connection with a Superior Proposal). For purposes of this agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this agreement with the Parent or Sub) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20 percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) Except as set forth in this section 6.2(b), the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Sub, the approval or recommendation by the board of directors of the Offer, this agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the time of acceptance for payment of Shares in the Offer the board of directors of the Company determines in good faith, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the board of directors of the Company may withdraw or modify its approval or recommendation of the Offer, this agreement and the Merger, approve or recommend a Superior Proposal or cause the Company to enter into an agreement with respect to a Superior Proposal. The Company shall provide reasonable notice to the Parent or the Sub to the effect that it is taking such action. If the Company proposes to enter into an agreement with respect to any Superior Proposal, it shall concurrently with proposing such an agreement pay, or cause to be paid, to the Parent the fee provided for in section 6.10.

     6.3  ACCESS TO INFORMATION

          (a) Subject to any limitations imposed by applicable law, between the date of this agreement and the Control Date, the Company shall (i) give the Parent and Sub and their authorized representatives all reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books and records (including, without limitation, tax returns) of the Company and its subsidiaries and cause the Company's and its subsidiaries' independent accountants to provide access to their work papers and such other information as the Parent or Sub may reasonably request, (ii) permit the Parent and Sub to make such inspections as they may reasonably require and (iii) cause its officers and those of its subsidiaries to furnish the Parent and Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as the Parent or Sub may from time to time reasonably request.

          (b)  All information obtained by the Parent or Sub pursuant to this section 6.3 shall constitute Evaluation Material and shall be subject to the provisions of the letter agreement dated May 15, 1995 between the Parent and the Company (the "Confidentiality Agreement") relating to the confidential treatment of Evaluation Material (as defined in the Confidentiality Agreement).

     6.4 REASONABLE EFFORTS. Subject to the terms of this agreement and the fiduciary duties of the board of directors of the Company under applicable law as advised by independent legal counsel, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this agreement. Without limiting the foregoing, (a) the Company and its board of directors shall use all reasonable efforts promptly to make any required submissions under the HSR Act that the Company and Parent determine should be made, in each case with respect to the Offer, the Merger and the transactions contemplated by this agreement, and (b) the parties shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the Offer, the Merger and the transactions contemplated by this agreement, and (ii) in promptly making any such filings, furnishing information required in connection with such filings and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

     6.5  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

          (a) The Parent and Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or by-laws or otherwise in effect as of the date of this agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification. The by-laws of the Surviving Corporation shall contain provisions substantially similar to the provisions with respect to indemnification and insurance set forth in Article ELEVENTH of the Company's restated certificate of incorporation, as amended, which provisions shall not be amended in any manner that would adversely affect the rights under those by-laws of the Company's employees, agents, directors or officers for acts or omissions on or prior to the Effective Time, except if such amendment is required by law.


          (b) In addition to the rights provided for in section 6.5(a), and not in limitation of those rights, the Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each present and former director and officer, employee and agent of the Company and its subsidiaries ("Indemnified Parties") to the fullest extent permitted by law for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement, including advancement of expenses (including attorneys' fees) as incurred in respect of any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all security holders of the Company or by or in the right of the Company or the Surviving Corporation, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at the Company's request) occurring on or prior to the Effective Time (including, without limitation, any that arise out of or relate to the transactions contemplated by this agreement).

          (c) The Parent shall cause the Surviving Corporation to maintain in effect for not fewer than six years from the Effective Time the policies of directors' and officers' liability insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous, as long as such substitution does not result in gaps or lapses in coverage) with respect to claims arising from or related to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant to this section 6.5(c); and FURTHER PROVIDED that, if the Surviving Corporation is unable to obtain the insurance called for by this section 6.5(c), the Surviving Corporation shall obtain as much comparable insurance as is available for the Premium Amount per year. The Parent shall cause the Surviving Corporation to pay all expenses (including reasonable attorneys' fees) that may reasonably be incurred by the Indemnified Party in successfully enforcing the rights to which the Indemnified Party is entitled under this agreement or the Surviving Corporation's by-laws or is otherwise entitled. The Parent agrees that, should the Surviving Corporation fail to comply with the foregoing obligations, the Parent shall be responsible for those obligations.

          (d) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume its obligations set forth in this section 6.5.

          (e) The provisions of this section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives.

     6.6 STATE TAKEOVER STATUTES. The Company shall, upon the request and at the expense of the Parent, take all reasonable steps to assist in any challenge by the Parent or the Sub to the validity, or applicability to the Offer or Merger, of any state takeover law.

     6.7  PROXY STATEMENT.  Unless the Merger is consummated in accordance with section 253 of the DGCL as contemplated by section 2.9, the Company shall prepare and file with the SEC, and in consultation with the Parent and Sub, as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger in accordance with the Exchange Act and the rules and regulations under the Exchange Act, with respect to the transactions contemplated by this agreement. The Company, the Parent and the Sub shall cooperate with each other in the preparation of the Preliminary Proxy Statement. The Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

     6.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Parent and Sub, and the Parent or Sub, as the case may be, shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event the occurrence, or non-occurrence of which is likely to cause any representation or warranty of that party in this agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this section 6.8 shall not limit or otherwise affect the remedies available under this agreement to any of the parties receiving such notice.

     6.9 COMPLIANCE WITH ISRA. The Company has complied or shall comply with all obligations imposed by the New Jersey Industrial Site Recovery Act ("ISRA"), all regulations promulgated under ISRA and all directives, orders and requirements of the New Jersey Department of Environmental Protection ("NJDEP") issued under ISRA and resulting from this agreement.

     6.10  FEES AND EXPENSES

          (a) Whether or not the Merger is consummated and except as otherwise provided in this section 6.10, all costs and expenses incurred in connection with this agreement and the transactions contemplated by this agreement shall be paid by the party incurring the expense.

          (b) The Company agrees to pay the Parent a fee in immediately available funds equal to $6,000,000 upon the termination of this agreement by the Parent pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g).

     6.11 EMPLOYEE BENEFITS. The Parent and Sub agree that, for a period of at least two years following the Effective Time, the Surviving Corporation shall maintain benefit plans for the employees of the Company and its subsidiaries with terms that, in the aggregate, are substantially equivalent or better than those in the benefit plans now in place for such employees, to the extent permitted under laws and regulations in force from time to time; to the extent appropriate to carry out the foregoing, the Parent agrees that, following the Effective Time, employees of the Surviving Corporation shall be eligible to participate in the Parent's various compensation plans on a basis comparable to that of similarly situated employees of the Parent and its subsidiaries.


7. CONDITIONS TO CONSUMMATION OF THE MERGER. The obligation of each party to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

          (a) unless the Merger is consummated pursuant to section 253 of the DGCL as contemplated by section 2.9, the agreement of merger in this agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law;

          (b) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated;

          (c) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority against the Parent, the Sub or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable efforts to have such prohibition lifted); and

          (d) the Parent or the Sub, as applicable, shall have accepted for purchase and paid for the Shares tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall be deemed satisfied with respect to the Parent and Sub, if the Parent or the Sub, as applicable, shall have failed to purchase Shares pursuant to the Offer in violation of this agreement or the terms of the Offer.


8.   TERMINATION; AMENDMENT; WAIVER

     8.1 TERMINATION. This agreement may be terminated and the Merger abandoned at any time, notwithstanding approval of the Merger by the stockholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent of the boards of directors of the Company and Parent, subject, in the case of the Company, to section 1.4(b);

          (b) by the Parent or Company, if, without any material breach by such terminating party of its obligations under this agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before November 30, 1995;

          (c) by the Parent or the Company, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased in accordance with section 1.1(b); PROVIDED, HOWEVER, that the Parent may not terminate this agreement pursuant to this section 8.1(c), if the Parent's termination of, or its or the Sub's failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in exhibit A or is otherwise in violation of the terms of the Offer or this agreement;

          (d) by the Parent or the Company, if any court of competent jurisdiction shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger; PROVIDED, HOWEVER, that the party seeking to terminate this agreement shall have used its reasonable best efforts, subject to section 6.4, to remove or lift such order, decree or ruling;;

          (e) by the Company, if the Offer has not been timely commenced in accordance with section 1.1;

          (f) by the Parent, if the board of directors of the Company shall withdraw, modify or change its recommendation or approval in respect of this agreement or the Offer in a manner adverse to the Parent or the board of directors of the Company shall have approved or recommended any proposal other than by the Parent or Sub in respect of an Acquisition Proposal;

          (g) assuming the Company shall not have contravened section 6.2, by the Company, to allow the Company to enter into an agreement in respect of an Acquisition Proposal; and

          (h) prior to the consummation of the Offer, by the Company, if any of the representations or warranties of the Parent or Sub in this agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect, or the Parent or Sub shall have breached or failed to comply in any material respect with any of its obligations under this agreement, or any other events or circumstances have occurred that render the conditions set forth in section 7, as applicable to the Company's obligation to effect the Merger, not able to be satisfied on or before November 30, 1995.

     8.2 EFFECT OF TERMINATION. If this agreement is terminated and the Merger abandoned pursuant to section 8.1, this agreement, except for sections 6.3(b) and 6.10 and (to the extent applicable to the foregoing sections), section 9, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this section 8.2 shall relieve any party of liability for breach of this agreement.

     8.3 AMENDMENT. To the extent permitted by applicable law, this agreement may be amended by action by or on behalf of the boards of directors of the Company, the Parent and the Sub, subject, in the case of the Company, to section 1.4(b), at any time before or after adoption of this agreement by the stockholders of the Company, but, after any such stockholder approval, no amendment shall be made that decreases the Merger Consideration or adversely affects the rights of the Company's stockholders under this agreement, without the approval of the stockholders of the Company. This agreement may not be amended, except by an instrument in writing signed on behalf of all the parties.

     8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties, by action by or on behalf of the boards of directors of the Company, the Parent and the Sub, subject, in the case of the Company, to section 1.4(b), may (a) extend the time for the performance of any of the obligations or other acts of the other parties in this agreement, (b) waive any inaccuracies in the representations and warranties by any other party or in any document, certificate or writing delivered pursuant to this agreement by any other party or (c) waive compliance with any of the agreements or conditions in this agreement. Any agreement by any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of that party.

9.   MISCELLANEOUS

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties in sections 4 and 5 shall not survive beyond the Effective Time.

     9.2 ENFORCEMENT OF THE AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this agreement and to enforce specifically the terms and provisions of this agreement in any federal or state court located in the state of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

     9.3 VALIDITY. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect, unless the invalidity or unenforceability of such provision would (a) result in such a material change to this agreement as to be unreasonable, or (b) materially or adversely frustrate the obligations of the parties in this agreement as originally written.

     9.4 NOTICES. All notices, requests, claims, demands and other communications under this agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to the Parent or Sub:

          Schein Pharmaceutical, Inc.
          100 Campus Drive
          Florham Park, New Jersey 07932
          Telecopier: (201) 593-5820
          Attention:  Mr. Martin Sperber, Chairman and
                       Chief Executive Officer

          with a copy to:

          Proskauer Rose Goetz & Mendelsohn LLP
          1585 Broadway
          New York, New York 10036
          Telecopier: (212) 969-2900
          Attention:  Richard L. Goldberg, Esq.

          if to the Company:

          Marsam Pharmaceuticals Inc.
          Building 31
          Olney Avenue
          Cherry Hill, New Jersey  08003
          Telecopier: (609) 751-8784
          Attention:  President

          with copies to:

          Weil, Gotshal & Manges
          767 Fifth Avenue
          New York, New York 10006
          Telecopier:  (212) 310-8774
          Attention: Dennis J. Block, Esq.

                    and

          Duane, Morris & Heckscher
          4200 One Liberty Place
          Philadelphia, Pennsylvania 19103-7396
          Telecopier:  (215) 979-1213
          Attention:  Frederick W. Dreher, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt of notice of the change).

     9.5 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under principles of conflicts of laws applicable thereto.

     9.6 HEADINGS. The headings in this agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this agreement.

     9.7 PARTIES IN INTEREST. This agreement shall be binding upon and inure solely to the benefit of each party to this agreement, and nothing in this agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this agreement, except for section 6.5 (which is intended to be for the benefit of the persons referred to in that section, and may be enforced by such persons).

     9.8 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     9.9  CERTAIN DEFINITIONS.

          (a) "Material Adverse Effect" means any adverse change in the business or financial condition of the Company or its subsidiaries that is material to the Company and its subsidiaries taken as a whole.

          (b) A "subsidiary" of any entity is another entity a majority of the outstanding voting securities of which are beneficially owned by the first entity.

          (c) "Tax" means all taxes or similar governmental charges, duties, imposts or levies (including, without limitation, income taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes, customs duties or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any country, any state, county, provincial or local government or any subdivision or agency of any of the foregoing.

     9.10 PRESS RELEASES. The Parent, the Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any agreement with NASDAQ/NMS.

     9.11 ENTIRE AGREEMENT. Except for the Confidentiality Agreement and the Disclosure Letter, this agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to that subject matter.

                                   SCHEIN PHARMACEUTICAL, INC.


                                   By:
                                      --------------------------------------
                                      Name:
                                      Title:


                                   SM ACQUIRING CO., INC.


                                   By:
                                      --------------------------------------
                                      Name:
                                      Title:


                                   MARSAM PHARMACEUTICALS INC.


                                   By:
                                      --------------------------------------
                                      Name:
                                      Title:

                                                                       EXHIBIT A


                             CONDITIONS TO THE OFFER

          Notwithstanding any other provision of the Offer, the Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and, subject to the provisions of the Merger Agreement, may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if, (1) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares that constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise), (2) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (3) at any time before acceptance for payment of, or payment for, such Shares, any of the following events shall occur or be deemed to have occurred:

          (A) there shall be pending by any governmental entity any suit, action or proceeding (1) challenging the acquisition by the Parent or Sub of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or Merger, (2) seeking to prohibit or materially limit the ownership or operation by the Company, the Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or the Parent and its subsidiaries, taken as a whole, or to compel the Company or the Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or the Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this agreement, (3) seeking to impose material limitations on the ability of the Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (4) seeking to prohibit the Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries; or

          (B) any governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that (1) materially restricts, prevents or prohibits consummation of the Offer, the Merger or any material transaction contemplated by the Merger Agreement, (2) prohibits or limits materially the ownership or operation by the Company, the Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels the Company, the Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes material limitations on the ability of the Parent or any of its subsidiaries to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, or (4) requires divestitures by the Parent, the Sub or any other affiliate of the Parent of any Shares; provided that the Parent shall have used all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; or

          (C) the representations and warranties of the Company in the Merger Agreement were untrue or incorrect in any material respect when made or (except for those that address matters as of a specific date and except for changes specifically permitted by the Merger Agreement) thereafter become and remain untrue or incorrect in any material respect; or

          (D) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement and, with respect to any such breach or failure that can be remedied, the breach or failure is not remedied within 10 business days after the Parent has furnished the Company written notice of such breach or failure; or

          (E) the Merger Agreement shall have been terminated in accordance with its terms; or

          (F) the board of directors of the Company shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-
     9) in a manner adverse to the Sub its recommendation of the Offer, the Merger Agreement or the Merger, or the board of directors of the Company shall have approved or recommended an Acquisition Proposal; or

          (G) it shall have been publicly disclosed or the Sub shall have otherwise learned that, except as contemplated by the stockholders agreement dated July 28, 1995 among the Parent and certain stockholders of the Company, any person or "group" (as defined in section 13(d)(3) of the Exchange Act), other than the Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 under the Exchange Act) of more than 25 percent of the Shares, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25 percent of the Shares; or

          (H) there shall have occurred and continued for at least three business days (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks, or any limitation (whether or not mandatory) by any governmental entity on, or other event materially adversely affecting, the extension of credit by lending institutions in the United States or (3) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (I) for each real property owned or operated by the Company or any of its subsidiaries located in the state of New Jersey, the Company shall not have complied with the obligations imposed by ISRA by either: (1) securing and providing a copy to the Parent and Sub of a letter of non-applicability, (2) securing and providing a copy to the Parent and Sub of a written approval by NJDEP of a negative declaration submitted by the Company, (3) securing and providing a copy to the Parent and Sub of a no further action letter from NJDEP, (4) filing a DE MINIMUS Quantity Exemption Affidavit and providing the Parent and Sub with a copy evidencing the filing, (5) securing and providing a copy to the Parent and Sub of a letter of authorization from NJDEP for the transfer of ownership or (6) securing written approval by NJDEP of a Remediation Agreement and providing a copy to the Parent and Sub;

which, in the judgment of the Parent in any such case, and regardless of the circumstances (including any action or omission by the Parent or Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

          The foregoing conditions are for the sole benefit of the Parent, the Sub and their affiliates and may be asserted by the Parent or Sub regardless of the circumstances (including, without limitation, any action or inaction by the Parent, the Sub or any of their affiliates) giving rise to any such condition or may be waived by the Parent or Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by the Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Unless otherwise defined in this exhibit A, capitalized terms used in this exhibit A have the meanings ascribed to them in the Merger Agreement among the Parent, the Sub and the Company to which this exhibit A is attached (the "Merger Agreement").

                                  SCHEDULE 2.5



Marvin Samson*
Agnes Varis*
Allen Misher*

Three individuals to be designated by the Parent

One employee of Bayer Corporation or any of its affiliates (other than the Parent and its subsidiaries) to be designated by the Parent (subject to the approval thereof by Marvin Samson, which approval shall not be unreasonably withheld).


__________________________

* Continuing Directors. If any Continuing Director is not willing to serve, or capable of serving, as a director of the Surviving Corporation, a replacement will be designated by the other Continuing Directors.